EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
HSBC USA Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-158385, 333-133007, 333-42421, 333-127603 and 033-49507) on Form S-3 of HSBC USA Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of HSBC USA Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the consolidated balance sheets of HSBC Bank USA, National Association and subsidiaries as of December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of HSBC USA Inc. Our report dated March 1, 2010 on the consolidated financial statements referred to above included an explanatory paragraph describing that the Company changed its method of accounting for other-than-temporary impairments of debt securities in 2009.

/s/  KPMG LLP
New York, New York
March 1, 2010